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                                                                       Exhibit 4



                                                  March __, 2001

Brown Brothers Harriman & Co.
40 Water Street
Boston, Massachusetts 02109

     Re:  Custodian Agreement dated September 1, 1991 by and
          among GMO Trust, Grantham, Mayo, Van Otterloo &
          Co. and Brown Brothers Harriman & Co.
          --------------------------------------------------

Ladies and Gentlemen:

     GMO Trust (the "Trust") hereby notifies you that it has established two additional series of shares, namely, the "GMO International Growth Fund" and the "GMO International Disciplined Equity Fund" (the "New Funds"). The Trust and the Manager (as defined in the Agreement) desire that you serve as custodian of the assets of each of the New Funds under the terms of the Agreement.

     If you agree to so serve as custodian for the New Funds, kindly sign and return to the Trust the enclosed counterpart hereof, whereupon each New Fund shall be deemed a "Fund" under the Agreement. This letter agreement shall constitute an amendment to the Agreement and, as such, a binding agreement among the Trust, the Manager and you in accordance with its terms.

                                   Very truly yours,

                                   GMO TRUST

                                   By__________________________________
                                       Name:
                                       Title:

                                   GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

                                   By__________________________________
                                       Name:
                                       Title:

The foregoing is hereby
accepted and agreed.

BROWN BROTHERS HARRIMAN & CO.

By___________________________
  Name:
  Title: